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                                                                  Exhibit 12

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                 For the Nine Months Ended September 30, 1999
                          (In millions, except ratio)

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Earnings
Earnings from continuing operations before income taxes             $  725
Interest expense                                                       583
Amortization of debt premium and discount, net                          (4)
Portion of rents representative of an interest factor                   55
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                               26
                                                                    ------

Adjusted earnings from continuing operations before income taxes    $1,385
                                                                    ======

Fixed Charges
Interest expense                                                    $  583
Amortization of debt premium and discount, net                          (4)
Portion of rents representative of an interest factor                   55
Capitalized interest                                                    10
                                                                    ------

Total fixed charges                                                 $  644
                                                                    ======

Ratio of Earnings to Fixed Charges                                     2.2
                                                                    ======
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